Exhibit 10.1

U.S. $ 3,000,000

CREDIT AGREEMENT

Dated as of December 21, 2010

Between

IGI LABORATORIES, INC

as Borrower

and

AMZAK CAPITAL MANAGEMENT, LLC

as Lender

Table of Contents:

•	Credit Agreement

•	Exhibit A – Form of Assignment and Acceptance

•	Exhibit B – Form of Notice of Borrowing

•	Exhibit C – Form of Promissory Note

•	Exhibit D – Form of Compliance Certificate

•	Exhibit E – Form of Pledge and Security Agreement

•	Exhibit F – Form of Legal Opinion of Borrowers Counsel

CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Agreement”) dated as of December 21, 2010, by and between IGI Laboratories, Inc a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), and Amzak Capital Management, LLC, a limited liability company organized and existing under the laws of the State of Nevada (the “Lender” or “Amzak”). The Borrower and Lender shall collectively be referred to as, the “Parties.”

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender extend certain credit facilities to the Borrower on the terms and conditions herein set forth; and

WHEREAS, the Lender has agreed to extend such credit facilities to the Borrower on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the sum of one Dollar (US $1.00) in hand paid, and other good and valuable considerations, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings, with such meanings to be equally applicable to both the singular and plural forms of the terms defined:

“Accreted Principal Amount” of any Promissory Note or Advance means, as of any date, the Initial Advance Amount of such Promissory Note or Advance increased by the sum of the Accretion Amounts for all prior Interest Payment Dates for which interest on such Promissory Note or Advance was not paid in cash.

“Accretion Amount” of any Advance or Promissory Note means, as of any Interest Payment Date for which accrued interest on such Promissory Note or Advance is not paid in cash to the Lender, the interest on the Accreted Principal Amount of such Promissory Note or Advance from and including the immediately preceding Interest Payment Date (or if there is no immediately preceding Interest Payment Date, from and including the original issue date of such Promissory Note or Advance) to but excluding such Interest Payment Date.

“Advance” means an advance of dollars by the Lender to the Borrower pursuant to the terms and conditions of this Agreement. Each advance shall be for no less than U.S. $500,000.

“Advance Amount” means the principal amount up to U.S. $3,000,000.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Appraised Value of the Property” means the value as determined by the Lender, that will result from a blend of the Forced Liquidation & Orderly Liquidation values provided by the appraisal.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by the Lender and an assignee of the Lender in substantially the form of Exhibit A attached hereto.

“Borrower” has the meaning given to such term in the preamble of this Agreement.

“Borrower’s Business” means the business of developing, manufacturing, filling and packaging topical, semi-solid and liquid products for cosmetic, cosmeceutical and pharmaceutical customers and lines of business reasonably related thereto, as well as filing its own ANDAs and continuing to expand into the prescription pharmaceutical arena. The products are used for cosmetic, cosmeceutical and prescription applications for the treatment of symptoms of dermatitis, acne, psoriasis and eczema.

“Borrowing” means the borrowing consisting of any Advance made by the Lender in accordance with the terms of this agreement.

“Business Day” means a day of the year on which banks are not required or authorized by applicable law to close in the City of New York, State of New York.

“Cash and Cash Equivalents” has the meaning determined under GAAP.

“Collateral” means any and all personal or real property of the Borrower that is covered by the Pledge and Security Agreement or the Mortgage.

“Commitment” means the obligations of the Lender to make Advances hereunder.

“Compliance Certificate” has the meaning specified in Section 3.02(e).

“Contingent Obligations” means, as to any Person, any guarantee of payment or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such third Person; provided, however, that the term “Contingent Obligation” shall not include the Debt created pursuant to this Agreement or endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” (including the terms “controlling,” “controlled by,” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 50% or more of the Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Stock, by contract or otherwise.

“Current Assets” shall mean Cash and Cash Equivalents, Receivables, Finished Goods Inventory, Raw Material and any other assets classified as current assets pursuant to GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of or consideration for property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of hedge agreements or ISDA agreement, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.04(b).

“Deposit Account Control Agreement” mean a Deposit Account Control Agreement (as defined in the Pledge and Security Agreement) covering the Borrower deposit accounts.

“Documentary Taxes” has the meaning specified in Section 2.07(b).

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any United States national, local or municipal law, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency written interpretation, written policy or written guidance relating to the protection of the environment, health, safety or Hazardous Materials or regulating the use, disposal or exposure to substances by reason of their effect on the health or safety of humans or of the environment.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Events of Default” has the meaning specified in Section 5.01.

“Finished Goods Inventory” has the meaning determined under GAAP.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Debt” has the meaning specified in the definition of “Debt.”

“Hazardous Materials” includes but is not limited to (a) materials defined as "Hazardous Waste" under the Federal Resource Conservation and Recovery Act and similar state laws, and (b) "hazardous substances" as identified under the Federal Comprehensive Environmental Response, Compensation and Liability Act and especially in CERCLA 101(14) and as set forth in Title 40, Code of Federal Regulations, Part 302, and (c) those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (EPA) and the list of toxic pollutants designated by Congress or the EPA or defined by any Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, polluting, or dangerous waste, substance or material, as such lists are now or at any time hereafter in effect, (d) asbestos, radon, polychlorinated biphenyls, petroleum products, and (e) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful or deleterious to human, plant or animal health or wellbeing.

“Initial Advance Amount” of any Promissory Note or Advance means the principal amount of such Promissory Note or Advance on the date of original issuance of such Promissory Note or Advance.

“Initial Funding Date” has the meaning specified in Section 3.01.

“Interest Payment Date” mean, during the term of this Agreement, each March 31, June 30, September 30 and December 31.

“Interest Rate” means 14% per annum payable in accordance with Section 2.04(a).

“Lender” means Amzak Capital Management LLC, a limited liability company organized and existing under the laws of the State of Nevada, or any Person that shall become an assignee of Lender pursuant to Section 6.06.

“Lending Office” means, with respect to the initial Lender, the office of the initial Lender specified as its “Lending Office” below its name on the signature pages below, and with respect to any other Lender in the Assignment and Acceptance pursuant to which such Lender became a Lender, or such other office of the Lender as the Lender may from time to time specify to the Borrower.

“Lien” means any lien, mortgage, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity Event” means the liquidation, winding up, change of control, or merger of the Borrower (other than the merger of a Subsidiary of the Borrower with and into the Borrower), and/or sale, transfer, conveyance or hypothecation of all or substantially all of the assets of the Borrower.

“Loan Documents” means this Agreement, the Pledge and Security Agreement, the Promissory Notes, the Mortgage Agreement, the Warrant, and the Deposit Account Control Agreement (as defined in the Pledge and Security Agreement), as they may be amended, restated or modified from time to time, any other document referred to herein or prepared by the Lender and ancillary to the transactions contemplated herein.

“Material Adverse Change” means any material adverse change in the business condition (financial, legal or otherwise), operations, performance or properties of the Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial, legal or otherwise), operations, performance, properties or prospects of the Borrower; (b) the rights and remedies of the Lender under this Agreement or any other Loan Document; or (c) the ability of the Borrower to substantially perform its obligations under this Agreement.

“Maturity Date” means December 31, 2015.

“Mortgage Agreement” means the Mortgage Agreement between the Borrower and the Lender relating to the Borrower’s real property located in the Township of Buena Vista, in the State of New Jersey, as it may be amended, restated or modified from time to time.

“Notice of Borrowing” has the meaning specified in Section 2.02(a)(ii) and shall be substantially in form as Exhibit B attached hereto.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Advances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Borrower to the Lender or any indemnified party, individually or collectively, existing on the date hereof or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Advances made hereunder.

“Party” means the Borrower and/or the Lender, as the context suggests.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes not yet due or payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business, including but not limited to purchase money Liens, securing obligations that are not overdue for a period of more than 30 days (unless Borrower has posted a bond for the same); (c) pledges or deposits to secure obligations under workers’ compensation social security or similar laws, or under unemployment insurance; (d) pledge or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) easements, rights of way, restrictions and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (f) Liens on cash deposits and other funds maintained with a depository institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, and in favor of a depository institution acting as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (g) Liens arising by virtue of the rendition, entry or issuance against the Borrower, or any of its properties, of any judgment, writ, order, or decree for so long as each such Lien is in existence for less than thirty (30) consecutive days after it first arises or is being properly contested; (j) Liens arising from any judgment or award that is not an Event of Default; (k) Liens in connection with all obligations of the Borrower as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases that are in existence as of the date of this Agreement; (l) Liens securing Debt or other obligations outstanding in an aggregate principal amount not to exceed $5,000,000, so long as, for purposes of this subclause (l), as of the date the Lien is created the ratio of the Borrower’s Total Assets to Accreted Principal Amount is greater than 3.0 to 1.0 and the ratio of the Borrower’s Current Assets to Accreted Principal Amount is at least 1.5 to 1.0.

“Pledge and Security Agreement” means the pledge and security agreement substantially in the form attached hereto as Exhibit E as it may be amended, restated or modified from time to time.

“Principal” or “Principal Amount” of any Advance or Promissory Note as of any date shall mean the Accreted Principal Amount of such Advance or Promissory Note as of such date.

“Promissory Note” means a promissory note substantially in the form of Exhibit C hereto issued by the Borrower in favor of the Lender for an Advance as described in section 2.02(b) as it may be amended, restated or modified from time to time.

“Raw Material” has the meaning determined under GAAP.

“Restricted Cash” has the meaning determined under GAAP.

“Receivables” means 85% of the value of the accounts receivables from customers within a 30 day payment term, without taking into consideration customer accounts for greater than 35% of the total receivables pool of the Borrower.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the Debt of such Person or its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means capital stock issued by a corporation, or similar or equivalent equity interests in any other Person.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) not less than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges or liabilities imposed by any governmental authority (whether national, departmental, local, municipal or foreign), including without limitation any value-added or withholding taxes, and any interest, additions to tax or penalties applicable thereto.

“Termination of the Commitment” means the date of termination of the Borrower’s right to receive an Advance that is June 30, 2012.

“Total Assets” means Current Assets plus any other assets of the Borrower set forth on the balance sheet of the Borrower, including tangible, intangible, personal or real property assets.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars”, “U.S. $” and “$” means the lawful currency of the United States.

Section 1.02. Computation of Time Periods.

With respect to computations of periods of time in this Agreement from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.03. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States (“GAAP”), consistent with those applied in the preparation of the financial statements of Borrower.

ARTICLE II AMOUNTS AND TERMS OF ADVANCES

Section 2.01. The Advances.

Subject to the terms and conditions herein and in reliance of the representations and warranties made by the Borrower, the Lender shall make one or more Advances to the Borrower in amounts denominated in U.S. Dollars in an aggregate amount not to exceed the Advance Amount. Advances may only be made on a Business Day during the period of time between the Initial Funding Date and the Termination of the Commitment. Advances made under this Section 2.01 and repaid or prepaid may not be re-borrowed.

Section 2.02. Making the Advance.

(a) Notice of Borrowing. Notice of Borrowings shall be made as follows:

(i)    Borrower may request an Advance by giving a notice (the “Notice of Borrowing”) to the Lender no later than 11:00 A.M. (Eastern Time) on the tenth Business Day prior to the date of the proposed Borrowing.

(ii)    The Notice of Borrowing may be made by telephone, but in any event must be confirmed immediately in writing, by courier or fax, in substantially the form set forth in Exhibit B, attached hereto, specifying therein the requested date of the Borrowing and the amount. Upon fulfillment of the applicable conditions set forth in Article III, the Lender shall make the funds available to the Borrower.

(b)    Promissory Note. The Notice of Borrowing for the Advance shall be irrevocable and binding on the Borrower and shall be accompanied by a duly executed and delivered Promissory Note, a form of which is attached hereto as Exhibit C (“Promissory Note”). The Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure by the Borrower to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Advance, when as a result of such failure, the funding by the Borrower is not made on such date.

Section 2.03. Mandatory Repayment.

(a) The Borrower shall repay to the Lender the aggregate principal amount of the outstanding Advances as follows:

(i) On or before December 31, 2013, 16.7% of the aggregate amount of Initial Advance Amount of all Advances made hereunder plus any Accreted Principal Amount of such Advances;

(ii) on or before December 31, 2014, 33.3% of the aggregate amount of Initial Advance Amount of all Advances made hereunder plus any Accreted Principal Amount of such Advances; and

(iii) on or before the Maturity Date, the unpaid Accreted Principal Amount of all outstanding Advances together with accrued and unpaid interest to the date of payment (each of December 31, 2013, December 31, 2014 and the Maturity are hereinafter referred to as an “Amortization Dates”).

(b) Notwithstanding the foregoing, upon the occurrence of a Liquidity Event, all outstanding Advances shall become immediately due and payable in full, together with accrued and unpaid interest.

Section 2.04. Interest.

(a)    Scheduled Interest. Interest shall accrue on the unpaid Accreted Principal Amount of each Promissory Note at the Interest Rate until such Promissory Note is repaid in full. Interest shall be due and payable on each Interest Payment Date, commencing March 30, 2011. To the extend interest is not paid in cash by the Borrower on any Promissory Note on any Interest Payment Date, the Accretion Amount with respect to such Interest Payment Date with respect to such Promissory Note will be added to the Accreted Principal Amount of such Promissory Note. The Borrower will have the option to pay interest in cash so long as the Borrower notifies the Lender in writing not less than 15 Business days prior to the applicable Interest Payment Date.

(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Lender, at its sole option, may require the Borrower to pay interest (“Default Interest”) to the fullest extent that is permitted by law on the amount of any principal, interest, fee or other amount payable hereunder and under the Promissory Notes that is not paid when due, from the date such amount shall be due, until such time as such amount shall be paid in full, payable in arrears on the date such amount shall be repaid in full, at a rate per annum equal at all times to 2% per annum above the applicable Interest Rate, as the case may be; provided, however, that Default Interest shall accrue and be payable hereunder irrespective of whether Lender requires or demands the acceleration of the amounts owing. Upon an Event of Default of the Promissory Notes, the other Promissory Notes executed and delivered pursuant to this Agreement shall be automatically deemed to be in Default. Effective upon the cure of such Event of Default, Default Interest shall no longer apply.

Section 2.05.  Illegality.

Notwithstanding any other provision of this Agreement, if the Lender reasonably determines that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority or any other governmental authority that has jurisdiction upon the Lender or its Lending Office asserts that it is unlawful, for the Lender or its Lending Office to perform its obligations hereunder to make the Advances or to fund or maintain an Advance to be made by it hereunder, the Lender shall forthwith give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such illegality no longer exist, the obligation of the Lender to make the Advance shall be suspended.

Section 2.06.  Payments and Computations.

(a)    The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than noon (Philadelphia, Pennsylvania time) on the day when due in same day funds and in U.S. dollars to the Lender at JPMorgan Private Bank – DE, 500 Stanton Christiana Rd, Newark, DE 19713, ABA # 021 000 021, Account Number 2622346003, For Account of: Amzak Capital Management, LLC.

(b)    All computations of interest shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Commitment Fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of the Advance to be made in the next following calendar month, such payment shall be made on the immediate preceding Business Day.

(d)    Any payment hereunder shall be applied in the following order: fees, expenses, interest, and then to principal.

(e)    The Borrower shall pay the Lender a commitment fee (the “Commitment Fee”) which shall accrue at an annual rate of 2% from and including the date hereof to but excluding the Termination of Commitment calculated based on the daily amount the Advance Amount available for borrowing hereunder. The Commitment Fee shall be paid in arrears by the Borrower semi-annually, calculated after 6 month from the date hereof and every six month thereafter until the Termination of the Commitment. In the event the Lender shall refuse to make an Advance to the Borrower solely because the condition set forth in Section 3.02(f) shall not have been met, then (a) the Lender shall refund to the Borrower all Commitment Fees previously paid by the Borrower to the Lender with respect to the amount of the Advance refused and (b) so long as the unused amount of the Advance Amount is more than $1,000,000, the Warrant shall be reduced by 440,665 shares.

Section 2.07.  Taxes.

(a)    Any and all payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or any other documents to be delivered hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)    In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other documents to be delivered hereunder (“Documentary Taxes”), expressly excluding any income or similar taxes assessed against the Lender in connection with this Agreement.

(c)    The Borrower shall indemnify the Lender, and hold it harmless, against the full amount of Taxes or Documentary Taxes. Payment by the Borrower under this indemnification provision shall be made within 30 days from the date the Lender makes written demand therefore.

(d)    Within 30 days after the date of any payment of Taxes or Documentary Taxes, the Borrower shall furnish to the Lender, at its address, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or any other documents to be delivered hereunder by or on behalf of the Borrower, if the Lender disputes whether Taxes or Documentary Taxes are payable in respect thereof, the Borrower shall, at the Lender’s request, furnish, or cause to be furnished, to the Lender, an opinion of tax counsel reasonably acceptable to the Lender stating that such payment or documentation is exempt from Taxes and Documentary Taxes.

Section 2.08.  Use of Proceeds.

The proceeds of the Advances shall be available, and the Borrower shall use such proceeds, solely for working capital needs, research and development and general corporate purposes.

Section 2.09.  Prepayments.

(a)    Following the second anniversary of the date hereof, the Borrower may in its sole discretion prepay any Advance, in whole or in part, with at least 10 Business Days’ notice to the Lender specifying the aggregate principal amount of such prepayment and the date of such prepayment. Each prepayment shall be due and payable on the date specified in the notice, together with accrued and unpaid interest on such amount to the date of prepayment. Notwithstanding anything to the contrary herein, the Borrower may prepay any amounts outstanding hereunder (including any Advance) in connection with the consummation of a Liquidity Event.

(b) Amounts prepaid on account of any Advance may not be re-borrowed.

ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness of Section 2.01.

The Borrower may request Advances and the Lender shall fund such Advances from and after the first date (the “Initial Funding Date”) on which all of the following conditions precedent shall have been satisfied or waived in a signed writing by both Parties:

(a) There shall exist no default or event of default, or any circumstance which, with the passage of time would give rise to default or event of default under material contracts of the Borrower;

(b) The Lender shall have received the following, in form and substance satisfactory to the Lender:

(1)    All governmental and third party consents, approvals, authorizations and licenses necessary in connection with any Loan Document or the transactions contemplated thereby, if any, shall have been obtained, shall be in full force and effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lender that restrains, prevents or imposes materially adverse conditions on the Borrower, any Loan Document or the transactions contemplated thereby.

(2)    The Lender shall have received on or before the Initial Funding Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender (unless otherwise specified) and (except for the Promissory Notes where only one original of each shall be required) in sufficient copies:

(i)    Certified copies of the resolutions of the board of directors of the Borrower approving the execution and delivery of each Loan Document to which it is or is to be a party, and the transactions contemplated thereby, and of all documents evidencing other necessary corporate action and governmental and such other third party approvals and consents, if any, with respect to such Loan Document;

(ii) Copies of the organizational documents of the Borrower and all amendments thereto certified by a duly authorized officer of the Borrower as being a true, correct and complete copy thereof;

(iii)    A certificate of a secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder;

(iv)    A certificate of the chief financial officer of the Borrower certifying, as applicable, that the representations and warranties contained in Section 4.01 of this Agreement are true, accurate and correct in all material respects on and as of the Initial Funding Date; and no Default or Event of Default has occurred and/or is continuing;

(v)    A certificate of good standing issued by the Secretary of State of the State of Delaware (and any other state in which the Borrower is qualified to do business) attesting as to the good standing of the Borrower; and

(vi) A favorable opinion of Pepper Hamilton LLP, counsel for the Borrower, substantially the form of Exhibit F and as to such matters as the Lender may reasonably request;

(c) There shall have occurred no Material Adverse Change since September 30, 2010;

(d) The Borrower shall have paid in full all Commitment Fees, other fees, expenses, and other amounts payable in accordance with the agreement of the parties; and

(e)    All the Loan Documents, other than the Mortgage and the Deposit Account Control Agreement, shall have been executed and delivered to the Lender including the Pledge and Security Agreement for the pledge and granting of the Collateral, in order, among other things, to create a first priority lien in favor of the Lender over the Collateral, subject to Permitted Liens and subject to the relief related to real estate set forth in section 3.02(h) below.

Section 3.02. Conditions Precedent to each Borrowing.

The obligation of the Lender to make an Advance shall be subject to the following conditions:

(a)    The representations and warranties contained in Section 4.01 are true, accurate and correct in all material respects on and as of the date of the Borrowing (except for those representations and warranties expressly referring to another date, which shall be true, accurate and correct in all material respects as of such date), before and after giving effect to the Borrowing and to the application of the proceeds there from, as though made on and as of such date;

(b) No Default or Events of Default exist hereunder;

(c) The Borrower shall have delivered the Notice of Borrowing in accordance with the terms of Section 2.02 hereof;

(d) The Lender shall have received a Promissory Note payable to the order of the Lender for the amount of the borrowing;

(e) The Lender shall have received a duly executed Compliance Certificate from the Borrower relating to compliance with the Financial Covenants set forth in Section 4.05 this Agreement;

(f)    No material adverse change in or material disruption of conditions in the financial, banking or capital markets, which in the reasonable discretion of the Lender materially affects the Borrower, shall have occurred;

(g)    The Lenders shall have a valid and perfected first-priority security interest in the Collateral, subject to Permitted Liens;

(h)    Notwithstanding Section 3.02 (g), the Borrower may request an Advance for the first US $500,000 from the Advance Amount, even if the Lender does not have a first-priority security interest in the real estate mortgaged through the Mortgage Agreement and a first priority security interest in the deposit account subject to the Deposit Account Control Agreement, if the Borrower is in compliance with the other Conditions Precedent and all other terms and conditions of this Agreement, but the Borrower may not request any additional Advances and the Lender shall be under no obligation to make any additional Advances until the Mortgage Agreement shall have been filed, the Borrower shall have complied with the covenant set forth in Section 4.02(l), the Lender shall have a first priority security interest in the real estate mortgaged through the Mortgage Agreement and the Deposit Account Control Agreement shall have been executed;

(i)    The ratio of Borrower’s Total Assets to Accreted Principal Amount shall exceed 1.75 to 1.0 and its ratio of Current Assets to Accreted Principal Amount shall exceed 1.0 to 1.0; and

(j)    Signet Healthcare Partners, G.P. shall own and control, in the aggregate, at least 35% of the outstanding voting rights of the Borrower and the outstanding common stock of the Borrower, and shall have at least one of its employees on the Board of Directors of the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.  Representations and Warranties of the Borrower:

The Borrower represents and warrants as follows:

(a)    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in the each of the jurisdictions wherein it conducts its business, and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where a failure to so qualify or hold such authority does not have a Material Adverse Effect on the Borrower.

(b)    The execution, delivery and performance by the Borrower of this Agreement, and any other Loan Document to which Borrower is a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene or conflict with or, in the case of (c) below, constitute a default or breach of, (a) the Borrower’s charter or bylaws, (b) any law applicable to or binding upon the Borrower, or (c) any contract. Agreement, document or instrument to which the Borrower or any of its Subsidiaries is a party.

(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or any other Loan Document to which it is a party.

(d)    From and after the Initial Funding Date, the grant by the Borrower of the Liens granted by it pursuant to the Loan Documents, the perfection or maintenance of the Liens created by the Loan Documents (including the first priority nature thereof) or the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, have been duly obtained, taken, given or made and are in full force and effect. From and after the Initial Funding Date, the Lender has first priority Lien over the Collateral, subject to Permitted Liens.

(e)    This Agreement and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower. This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

(f)    There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(g)    The Borrower and its Subsidiaries have filed, have caused to be filed, or have been included in all tax returns required to be filed in respect of all Taxes applicable to the Borrower or any of its Subsidiaries and have paid all Taxes due with respect to the periods covered by such returns.

(h)    The Borrower is the owner of, and has good and marketable title to or a valid leasehold interest in, all of the assets used in the Borrower’s Business and none of such assets is subject to any Lien except Permitted Liens. The Borrower enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

(i)    The Borrower’s audited consolidated balance sheet and consolidated statements of operations, cash flows and stockholders’ equity at and for the year ended December 31, 2009, and the Borrower’s unaudited consolidated balance sheet and consolidated statements of operations, cash flows and stockholders’ equity at and for the nine months ended September 30, 2010:

(1) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein;

(2)    fairly present in all material respects the financial condition of the Borrower as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the periods covered thereby; and

(3)    reflect in accordance with GAAP all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries, as of the date thereof, including liabilities for Taxes, material commitments and contingent obligations.

(j) The proceeds of the Advances shall be used only in accordance with Section 2.08.

(k)    Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a Material Adverse Effect in the absence of a breach thereof.

(l)    Neither the business nor the properties of the Borrower are affected by any fire, flood, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of war, act of God or other casualty (whether or not covered by insurance) that could have a Material Adverse Effect.

(m)    The Borrower is subject to the laws of the State of New York with respect to its obligations under this Agreement, the Promissory Notes and the other Loan Documents and the execution, delivery and performance by the Borrower of this Agreement constitute and will constitute private and commercial acts rather than public or governmental acts.

(n) The Borrower is Solvent.

(o)    Except as set forth in the Borrower’s filings with the Securities and Exchange Commission made prior to the date hereof, the operations and properties of the Borrower and its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (i) form the basis of an Environmental Action against the Borrower, any Subsidiary or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(p)    Except for relief in respect of real property and Deposit Account Control Agreement set forth in section 3.02(h), from and after the Initial Funding Date the Loan Documents create a valid and perfected first priority security interest in the Collateral, subject to Permitted Liens, securing the payment of the Obligations owing to the Lender under the Loan Documents, and all filings and other actions necessary or desirable to perfect and protect such security interest set forth therein have been duly taken. The Borrower is the legal and beneficial owner of the Collateral pledged by it under the Loan Documents free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(q)    The Borrower has obtained insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar properties in the same general areas in which such Borrower operates and as otherwise contemplated in the Loan Documents, and the Borrower shall obtain a loss payee endorsement thereto in favor of the Lender.

(r)    Neither Borrower, nor any Subsidiary nor any of their respective property has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States of America.

(s)    The Borrower’s obligations under this Agreement and the Promissory Notes constitute direct, unconditional, unsubordinated and secured obligations of the Borrower and shall be senior to all existing and future Debt.

ARTICLE IV

COVENANTS OF THE BORROWER

Section 4.02.  Affirmative Covenants.

So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower shall, and shall cause its Subsidiaries to:

(a)    Compliance with Laws, Etc. Comply in all material respects, with all applicable laws, rules, regulations and orders.

(b)    Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any lien resulting there from attaches to its property and becomes enforceable against its other creditors.

(c)    Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory), permits, approvals, licenses, privileges and franchises.

(d)    Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles in effect from time to time.

(e)    Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, pay all the taxes fees or other expenses to maintain the property in this condition, including but not limited to public utilities such as electricity, water, gas, etc. ordinary wear and tear excepted.

(f)    Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and as otherwise contemplated in the Loan Documents, and the Borrower shall obtain a loss payee endorsement thereto in favor of the Lender.

(g)    Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(h)    Inspection Rights. During normal business hours, at the expense of the Borrower (no more than twice during any 12-month period) but at the expense of the Lender thereafter, with reasonable notice, permit the Lender or any agents or representatives thereof, to examine the records and books of account of, and inspect the properties of the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of its officers or directors and with its independent certified public accountants and lawyers.

(i)    Use of Proceeds. Use the proceeds of the Advances solely in the manner and for the purposes set forth in Section 2.08.

(j)    Further Assurances. From time to time, do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by the Lender in order to effect the purposes of this Agreement or to protect the rights or interests of the Lender in the Promissory Note(s) or under the Loan Documents.

(k)    Compliance with Terms of Real Property Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any Subsidiary, as applicable, is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled, notify the Lender of any default by any party with respect to such leases.

(l)    Perfection of Security Interests. Other than the relief related to the Mortgage Agreement and the Deposit Account Control Agreement contemplated in Section 3.02(h), immediately following the date hereof, make all filings and recordings necessary or desirable in the judgment of the Lender in connection with the security interests created under the Loan Documents and pay all filing and recording taxes and fees related thereto. Maintain the recording, priority and perfection of the Liens on the Collateral created by the Loan Documents and keep all Collateral free and clear of Liens except for the Liens created under Loan Documents and Permitted Liens. Within 60 days from the date hereof, Borrower shall file the Mortgage Agreement and provide a lender’s title commitment policy to the Lender and shall deliver to the Lender a duly executed Deposit Account Control Agreement.

(m)    Payment of Fees. Pay all fees including the Commitment Fee, in the amounts and on the dates indicated herein.

(n)    Future Financings. So long as any Advance, in whole or in part, shall remain unpaid and outstanding or the Borrower has the ability to request an Advance before the expiration of the Termination of the Commitment, the Borrower will offer the Lender the first right to participate in any future third-party debt offering (i.e., not including capital lease financing, purchase money financing or other non-borrowed money financing) by the Borrower or any of its Subsidiaries.

Section 4.03.  Negative Covenants:

So long as any Advance shall remain outstanding or the Lender shall have any Commitment hereunder, neither the Borrower nor any Subsidiary shall, without the prior written consent of the Lender:

(a)    Mergers, Etc. Merge or consolidate with or into any other Person, or convey, transfer, lease, lien, mortgage, hypothecate or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, other than a merger of a subsidiary into the Borrower; provided, however, that the Borrower or any Subsidiary may do any of the foregoing without the consent of Lender if immediately prior to or simultaneous with the consummation of the Sale all Advances then outstanding hereunder are repaid in full.

(b)    Change in Nature of Business. Make any material change in the nature of the Borrowers’ Business as carried on at the date hereof, other than as disclosed as of the date hereof in the Borrower’s filings with the Securities and Exchange Commission.

(c)    Liens, Etc. Create, incur, assume or suffer any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign any right to receive income, except for:

(i) Liens in favor of the Lender created under the Loan Documents; and

(ii) Permitted Liens.

(d)    Debt. Create, incur, assume or suffer to exist any Debt, other than:

(i) Debt to the Lender under the Loan Documents;

(ii) other Debt expressly permitted under this Agreement; and

(iii) any Debt in connection with or relating to a Permitted Lien.

(e)    Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except the Contingent Obligations created pursuant to this Agreement or those created in the ordinary course of business.

(f)    Accounting Changes. Make or permit any change in accounting policies or reporting practices, except those which comply with GAAP.

(g)    Partnerships. Become a general partner in any general or limited partnership, other than through wholly owned limited liability special-purpose vehicles, without the express written consent of the Lender.

(h)    Investments in Other Persons. Purchase, hold or acquire any equity interests, evidence of indebtedness or other securities of, or make or permit to exist any loans or advances to, or any investment or other interest in, or guaranty any obligations of, any other Person.

(i)    Subsidiaries. Create or suffer to exist any Subsidiary, other than Subsidiaries in existence on the date hereof, or operate any of the Business in or through any Subsidiary other than IGEN, Inc. and ImmunoGenetics, Inc.

(j)    Charter Amendments. Make any amendment or modification of its corporate organizational documents in a manner that could be materially adverse to the rights, remedies or interests of the Lender or the ability of the Borrower to perform under any Loan Documents including but not limited to changes to the current distribution provisions without the written consent from the Lender. For the purposes hereof, an amendment to the Company’s organizational documents to increase the authorized capital stock or designate the rights and preferences of a class of preferred stock shall not be prohibited by this subparagraph so long as such preferred stock shall not (i) be mandatorily redeemable prior to the Maturity Date or (ii) provide for the payment of cash dividends.

(k)    Negative Pledge. Enter into or allow to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than in favor of the Lender or in the case of a Permitted Lien, without the prior written consent of the Lender, in its sole discretion.

(l)    Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (but excluding capitalized leases) having an original term of one year or more, that would cause the direct and contingent liabilities of the Borrower or any Subsidiary in respect of all such obligations to exceed US $250,000 payable in any period of twelve (12) consecutive months.

(m)    Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of any Collateral or any part of its assets, or grant any option or other right to purchase, lease or otherwise acquire any Collateral or any part of its assets, other than assets no longer used or useful in its operations and sales of inventory in the ordinary course of the business of the Borrower.

Section 4.04.  Reporting Requirement.

The Borrower shall timely furnish to the Lender the following:

(a)    Default Notice. As soon as possible and in any event no later than five Business Days after the Chief Financial Officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, a material default under any other material contract of the Borrower or any event, development or occurrence reasonably expected to cause a Material Adverse Change continuing on the date of such statement, a statement of a senior officer the Borrower setting forth details of such Default, Event of Default, other “default” or Material Adverse Change and the action that such Borrower has taken and proposes to take with respect thereto.

(b)    As soon as available and in any event no later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower as of the end of such quarter and consolidated and consolidating statements of income and cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP; together with (i) a certificate of the Chief Financial Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action or actions taken and proposed to be taken with respect thereto and (ii) a certificate of the Chief Financial Officer of the Borrower in the form attached hereto as Exhibit D of the computations in dollars used in determining compliance with the covenants contained in Section 4.05(b) and all amounts and ratios set forth in Section 4.05(b).

(c)    As soon as available and in any event no later than 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower, containing balance sheet of the Borrower as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower for such fiscal year, including a certification of the Chief Financial Officer attesting that there is no condition or event that constitutes and Event of Default.

(d)    As soon as available and in any event no later than 30 days after the end of each fiscal year of the Borrower, forecasts or projections prepared by management of the Borrower, in form satisfactory to the Lender, of balance sheets, income statements and cash flow on a monthly basis for the fiscal year following such fiscal year then ended and on an annual basis for each fiscal year thereafter until the Maturity Date.

(e)    As soon as available and in any event no later than 10 days after the end of each fiscal month of the Borrower, the unaudited management’s accounts reflecting the balance sheet of the Borrower as of the end of such fiscal month and consolidated statements of income and cash flows of such fiscal month including all the operating metrics;

(f)    The Lender shall receive on a monthly basis during the term of this Agreement counted from the date hereof an executed Compliance Certificate in the form of Exhibit D hereto from the Borrower relating to compliance with the Financial Covenants set forth in Section 4.05 this Agreement;

(g)    Promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower in an amount in controversy in excess of $50,000; and

(h)    Such other information concerning the Borrower as the Lender may from time to time reasonably request, including but not limited to all management letter directed to the auditors.

Section 4.05.  Financial Covenants.

So long as any Advance, in whole or in part, shall remain unpaid and outstanding or the Borrower has the ability to request an Advance before the expiration of the Termination of the Commitment:

(a)    Dividends, Capital, Etc. Except as otherwise required by the Borrower’s organizational documents existing on the date hereof (including pursuant to the rights and preferences of the Borrower’s preferred stock) or pursuant to any amendment thereto permitted by the second sentence of Section 4.03 (j) hereof, the Borrower shall not declare, pay or make or agree to declare, pay or make any dividend or other any distributions (or similar payments) (whether in cash, securities or other property) with respect to its capital stock, including any purchase, redemption, retirement or acquisition of any capital stock of the Borrower, or any option, warrant or other right to acquire capital stock of the Borrower, nor shall the Borrower effect any capital distribution or capital reduction, other than dividends payable solely in shares of common stock of the Borrower.

(b)    Loan to Collateral Ratio. The Borrower shall maintain a ratio of Total Assets to Accreted Principal Amount in excess of 1.75 to 1.0 and a ratio of Current Assets to Accreted Principal Amount in excess of 1.0 to 1.0, as measured at the end of each calendar month.

ARTICLE V

EVENTS OF DEFAULT

Section 5.01.  Events of Default.

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  The Borrower shall fail to pay any principal of, or interest either in cash or accreted on, any Advance when due, and such default shall continue after the passage of five (5) Business Days following written notice thereof from Lender; or

(b)  Any representation or warranty made by the Borrower (or any of its officers) in this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)  The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any Loan Document on its part to be performed; provided, however, if any such failure does not involve the payment of any money, is not willful or intentional, does not place the Borrower’s assets or any rights or property of the Borrower in immediate jeopardy, and it is within the reasonable power of the Borrower to promptly cure, then such failure shall not constitute an Event of Default hereunder, unless and until the Lender shall have given the Borrower notice thereof and a period of thirty (30) days shall have elapsed, during which such period the Borrower may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required; or

(d)  The Borrower shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least U.S. $50,000.00 (or its equivalent in other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event of default shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)  The Borrower shall generally not pay its Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)  Judgments or orders for the payment of money in excess of US$50,000.00 that are not bonded or stayed (or its equivalent in other currencies) in the aggregate and which would reasonably be expected to have a Material Adverse Effect shall be rendered against the Borrower; or

(g)  Any non-monetary judgment that is not bonded or stayed or order shall be rendered against the Borrower that would be reasonably expected to have a Material Adverse Effect; or

(h)  Any material provision of this Agreement or any Loan Document shall cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert or state in writing, or the obligations of the Borrower under this Agreement shall in any way become illegal; or

(i)  Any authority asserting or exercising governmental or police powers in the United States of America or any Person acting under such authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of the Borrower or owned indirectly by the Borrower; or

(j)  Any Loan Document shall for any reason (except as permitted pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in any significant portion of the Collateral purported to be covered thereby, subject to Permitted Liens; or

then, and in any such event, the Lender, at its sole option, (i) may declare its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare all principal and interest and all other amounts payable under the Promissory Notes and this Agreement to be forthwith due and payable, whereupon all such principal, interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower as indicated in (e) above, (A) the obligation of the Lender to make the Advance shall automatically be terminated, and (B) all such principal and interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VI

MISCELLANEOUS

Section 6.01.  Amendments, Etc.

No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 6.02.  Notices, Etc.

All notices and other communications provided for hereunder shall be in writing (including telecopier and fax) and mailed, telecopied, or delivered, if to the Borrower, at its address at 105 Lincoln Avenue, P.O. Box 687, Buena, NJ 08310, Attn: Charles Moore, President and Chief Executive Officer, phone: (856) 697-1441 (ext. 247); if to the initial Lender, at its Lending Office at its address set forth below the signature space of the Lender; or if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Lender. All such notices and communications shall, when mailed, telecopied or delivered, be effective when deposited in the mails, telecopied, delivered to the telegraph company respectively. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit attached hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Section 6.03.  No Waiver; Remedies.

No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 6.04.  Costs and Expenses.

(a)    The Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents to be delivered hereunder, including, without limitation the reasonable fees and expenses of counsel for the Lender with respect thereto (such outside counsel fees not to exceed $_____, and out of pocket expenses shall be limited to the reasonable costs of travel to Borrower’s facility for purposes of due diligence investigation and title and Lien searches on the Collateral). The Borrower further agrees to pay on demand all costs and expenses of the Lender (including, without limitation, reasonable counsel fees and expenses), in connection with the modification, amendment, enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Section 6.04(a).

(b)    The Borrower agrees to indemnify and hold harmless the Lender and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advance or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 6.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Advance. Notwithstanding the foregoing, the indemnification obligations set forth in this Section 6.04(b) shall not apply to, or shall in any way limit or impair the right of the Borrower to pursue, any rights, remedies or claims based on the Lender’s gross negligence or willful misconduct.

(c)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 6.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

Section 6.05.  Binding Effect.

This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01 and 3.02) when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

Section 6.06.  Assignment.

(a)    The Lender may assign to one Person all or a portion of its rights and obligations under this Agreement (including, without limitation, all of the Commitment and the Advances owing to it); provided, however, that and (i) the parties to each such assignment shall execute and deliver an Assignment and Acceptance. The Lender shall be entitled to sub-commit all or any portion of the Commitment and the rights therein and under this Agreement, but only with the consent of the Borrower, and only if such sub-commitment (i) does not violate applicable law or regulation, and (ii) does not relieve or release the Lender from any of its obligations hereunder.

(b)    Upon the execution and delivery of an Assignment and Acceptance, from and after the effective date specified therein, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it and have been assumed by the assignee, pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.08 and 6.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement and such assignor Lender shall cease to be a party hereto.

(c)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; and (iv) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Lender.

Section 6.07.  Governing Law; Attorneys’ Fees and Costs.

This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles. In the event that it becomes necessary for either party to institute legal proceedings against the other Party to interpret or enforce the provisions of the this Agreement or the Loan Documents, the prevailing Party shall be entitled to collect attorneys’ fees and costs from the non-prevailing Party.

Section 6.08.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.09.  Jurisdiction; Waiver of Immunities.

(a)    Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and of the United States, in each case located in the City of New York, the Borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such state court or, to the extent permitted by law, in such federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any state court of the State of New York or court of the United States, in each case located in the City of New York, the Borough of Manhattan. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (c) shall have the fullest scope permitted under the law and are intended to be irrevocable.

(d)    Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party at its address set forth below its signature on the signature page hereto shall be effective service of process for any litigation brought against it in any such court.

Section 6.10.  Waiver of Jury Trial.

EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 6.11.  Confidentiality.

The terms and conditions of this Agreement and the other Loan Documents and the information provided hereunder and thereunder are confidential and shall neither in whole or in part be disclosed to any Person nor published without the prior written consent of the Parties, provided that this Section 6.11 shall not prevent disclosures as required by law or by any regulatory, governmental, ministerial or judicial or parliamentary authority or, on a confidential basis, to (i) the Lender and Borrower, and their respective officers, directors, employees, members, managers, auditors and attorneys, (ii) to banks, financial institutions, other entities or any Person to whom the Lender is considering assigning or transferring or sub-participating all or part of its right and/or obligations herein, or (iii) to any rating agency when required by it.

Section 6.12.  OID.

The Borrower and the Lender hereby acknowledge and agree that the Advances made hereunder are part of an "investment unit" that includes the Warrant. The Borrower and the Lender hereby further acknowledge and agree that, for United States federal income tax purposes (and for purposes of comparable state and local income tax laws), the aggregate fair market values of the Advances and the Warrant (including the Conditional Warrants) shall be mutually agreed upon by Borrower and the Lender and the determination of such aggregate fair market values shall take into account all reasonable factors customarily used in the determination of value of similarly situated securities. The "original issue discount" (as defined by section 1273(a)(1) of the Internal Revenue Code of 1986, as amended) that will accrue on the Advances (taking into account interest payable on the Advances other than "qualified stated interest" within the meaning of Treasury Regulations Section 1.1273-1(c)) will be mutually agreed upon by Borrower and the Lender and will be derived from the fair market value determination set forth above. Neither of the Parties shall take any position in its tax returns or other informational statements that is inconsistent with any of the foregoing.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers on the day and year first set forth above.

BORROWER

IGI LABORATORIES, INC, a Delaware corporation

By:	/s/ Charles Moore
Name: Charles Moore
Title: President and Chief Executive Officer

LENDER

AMZAK CAPITAL MANAGEMENT, LLC, a Nevada limited liability company

By:	/s/ Michael David Kazma
Name: Michael David Kazma
Title: President

Lending Office:

1 North Federal Highway Ste. 400
Boca Raton, Florida 33432

Signature Page Credit Agreement

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of _______________, 2010 (as amended or modified from time to time, the “Credit Agreement”) between IGI Laboratories, Inc., a Delaware corporation (the “Borrower”) and the Lender (as defined in the Credit Agreement). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a sophisticated investor which has the ability to evaluate the merits and risks of an investment in the Credit Agreement, including, without limitation, the financial and political conditions in the United States of America as of the date hereof, and the ability to assume the economic risks involved in such an investment; and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as the Lender;

Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of delivery hereof to the Borrower, unless otherwise specified on Schedule 1 hereto.

Upon such delivery to the Borrower, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of the Lender there under and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

Upon such delivery to the Borrower, from and after the Effective Date, the Borrower shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule to Assignment and Acceptance

Percentage interest assigned:		100%

Assignee’s Commitment:	$_______________

Aggregate outstanding principal amount of Advance assigned:	$_______________

Effective Date: _______________, 20__

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: _______________, 20__

[NAME OF ASSIGNEE], as Assignee

By
Title:
Lending Office:
[Address]

Acknowledged this

___ day of ________, 20__

[NAME OF BORROWER]

By:
Title:

EXHIBIT B

FORM OF

NOTICE OF BORROWING

[Date]

Amzak Capital Management, LLC, as Lender under

the Credit Agreement

referred to below

Attention: ____________________

Ladies and Gentlemen:

The undersigned, IGI Laboratories, Inc., a Delaware corporation, refers to the Credit Agreement, dated as of December 21, 2010 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), between the undersigned and the Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests the Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to the Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

The Business Day of the Proposed Borrowing is _______________, 20__.

The aggregate amount of the Proposed Borrowing is $_______________. The undersigned wiring instructions are attached hereto.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

a)

the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds there from, as though made on and as of such date; and

b)

no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds there from, that constitutes a Default.

Very truly yours,

IGI LAORATORIES, INC.

By
Title:

EXHIBIT C

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

U.S. $______________ Initial Advance Amount	December__, 2010
[________________](1)

FOR VALUE RECEIVED, the undersigned, IGI LABORATORIES, INC. (the “Maker”), promises to pay to the order of Amzak Capital Management LLC, at 1 North Federal Highway, Ste. 400, Boca Raton, FL 33432, or at such other place as the holder of this Note (the “Holder”) may from time to time designate, the Accreted Principal Amount based on the Initial Advance Amount, together with accrued and unpaid interest on December 31, 2015 (the “Maturity Date”) unless repaid earlier in accordance with the terms of that certain Credit Agreement dated December 21,2010 between Amzak Capital Management LLC, as the initial Lender, and the Maker (the “Credit Agreement”). Interest on the Accreted Principal Amount of this Notes shall accrued at the rate of 14% per annum (compounded quarterly to the extent not paid in cash and computed on the basis of the actual number of days elapsed over a 360-day year) until paid in full, commencing on the date hereof. Interest on this Note shall be due and payable on each Interest Payment Date, commencing on ________. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This Note shall be subject to all of the terms and conditions of the Credit Agreement, including without limitation Article II thereof. In the event of any conflict between this Note and the Credit Agreement, the Credit Agreement shall govern.

1.    The Maker agrees that time is of essence and that in the event payment of principal or interest due under this Note is not made when due, the outstanding principal amount hereof shall immediately bear interest at a rate of 2% per annum above the interest rate which is otherwise provided herein, for so long as such Event of Default continues.

2.    Subject to any grace or cure period provided in the Credit Agreement or otherwise provided in writing by the Holder, at the option of the Holder exercised by written notice to the Maker, this Note shall become immediately due and payable upon the Maker’s failure to pay when due any payment of principal or interest hereunder, or failure in the performance or observance of any of the terms or conditions of the Credit Agreement to which this Note is subject.

3.    If this Note or any installment of interest is not paid when due, whether at maturity or by acceleration, the Maker promises to pay all costs of collection, including without limitation, all costs and expenses incurred by the Holder in connection with the enforcement of this Note , the Credit Agreement or any other Loan Document, whether or not suit is filed hereon or thereon, including without limitation, all costs, expenses and attorneys fees and expenses actually incurred by the Holder on account of collection and/or in connection with the any insolvency, bankruptcy, arrangement or other similar proceedings involving the Maker, or involving any endorser hereof, which in any way affects the exercise by the Holder of its rights and remedies under this Note, the Credit Agreement or any other Loan Document.

____________________

(1)  An out-of-state execution and delivery affidavit will be necessary.

4.    No single or partial exercise of any power under this Note, the Credit Agreement or any other Loan Document shall preclude other or further exercise thereof or the exercise of any other power. No delay or omission on the part of the Holder in exercising any right shall operate as a waiver of such right or of any other right. The acceptance of any amount due and payable hereunder shall not operate as a waiver with respect to any other amount then owing or unpaid.

5.    Presentment, demand, protest, notice of protest, dishonor and nonpayment of this Note and all notices of every kind are hereby waived by the Maker, whether the undersigned, principal, surety or endorser. To the extent permitted by applicable law, the defense to the statute of limitation is hereby waived by the undersigned.

6.    Principal and interest evidenced hereby are payable only in lawful money of the United States. The receipt of a check shall not, in itself, constitute payment hereunder unless and until paid in good funds.

7.    Whenever any payment on this Note, shall be stated to be due on day which is not a Business Day, such payment shall be made on next succeeding business day and such extension of time shall be included in the computation of the payment of interest in this Note.

8.    This Note is to be governed and construed in accordance with the laws of the State of New York. In any action brought under or arising out of this Note, the Maker hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and of the United States, in each case located in the City of New York, Borough of Manhattan, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Maker hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such state court or, to the extent permitted by law, in such federal court. The Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Maker irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any state court of the State of New York or court of the United States, in each case located in city of New York, Borough of Manhattan. The Maker hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.    To the extent that the Maker has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Maker hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Note and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the law and are intended to be irrevocable.

10.    The Maker further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below its signature hereto shall be effective service of process for any litigation brought against it in any such court.

11.    THE UNDERSIGNED WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE.

12.    If any provision of this Note shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Note, and this Note shall be carried out as if any such invalid or unenforceable provision were not contained herein.

13.    In no contingency or event whatsoever shall interest charged in respect of the amounts owing hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If such a court determines that the Holder has received interest hereunder in excess of the highest rate applicable hereto, Holder shall, at the Holder’s election, either (a) promptly refund such excess interest to the Maker, or (b) credit such excess to the principal balance of the outstanding amounts held by the Holder.

14.    In the event of any conflict between the terms and conditions of the Credit Agreement and this Note, the terms of the Credit Agreement shall prevail.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first written above.

IGI LABORATORIES, INC

By:

Name:

Title:

Address:

Signature Page

Promissory Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

TO:	AMZAK CAPITAL MANAGEMENT, LLC
1 North Federal Highway Suite 400 Boca Raton, FL 33432 Tel: +1 561 953 4164 Fax: +1 561 338 7677

Re: Compliance Certificate dated ________________________

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 21, 2010 (the “Loan Agreement”) between IGI Laboratories, Inc a Delaware corporation (“Borrower”), and Amzak Capital Management, LLC, a Nevada limited liability company (“Lender”). Capitalized terms used in this Compliance Certificate have the meanings set for the in the Credit Agreement unless specifically defined herein.

Pursuant to Section 4.04 of the Credit Agreement, the undersigned President of Borrower hereby certifies that:

(a)    The financial statements attached hereto, have been prepared in accordance with GAAP and fairly present in all material respect the financial conditions of the relevant Borrower.

(b)    To the Chief Financial Officer’s knowledge, there does not exist any condition or event that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 1 attached hereto, specifying the nature and period of existence thereof and what action the Borrower has taken, or proposes to take with respect thereto.

(c)    Without limiting the generality of the foregoing, the Borrower is in compliance with the covenants contained in Section 4.05 of the Credit Agreement as demonstrated on Schedule 2 hereto.

(d)    IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of ____________________, 20__.

IGI Laboratories, Inc a Delaware corporation

By:

Name:

Title:

SCHEDULE 2

(a)    Dividends, Capital, Etc. The Borrower has not declared, paid or made or agreed to declare, paid or made any dividend or other any distributions (or similar payments) (whether in cash, securities or other property) with respect to its capital stock, including any purchase, redemption, retirement or acquisition of any capital stock of the Borrower, or any option, warrant or other right to acquire capital stock of the Borrower, nor has the Borrower effected any capital distribution or capital reduction.

(b)    Loan to Collateral Ratio: The Borrower shall maintain a ratio of Total Assets to Accreted Principal Amount in excess of 1.75 to 1.0 and a ratio of Current Assets to Accreted Principal Amount in excess of 1.0 to 1.0 as measured at the end of each calendar month.

(A) Total Assets:

(B) Accreted Principal Amount:

A / B:

(C) Current Assets:

(D) Accreted Principal Amount:

C / D: